Exhibit 99.1
Stewart Enterprises Rejects Proposal From Service Corporation International
     JEFFERSON, La., Jul 14, 2008 (PrimeNewswire via COMTEX News Network) — Stewart Enterprises, Inc. (Nasdaq:STEI) has rejected a proposal from Service Corporation International to acquire all of the outstanding shares of Stewart for $9.50 in cash. In a letter dated June 25, 2008, SCI invited Stewart Enterprises to enter into negotiations regarding the possible combination of the two companies. In the letter, SCI stated that were it to be given access to certain non-public, non-competitively-sensitive information about Stewart’s overhead and trust management structure, it might be able to improve its offer, suggesting a potential range of $10.25 to $11.25 per share.
     Stewart’s Board of Directors carefully evaluated the terms of the proposal and unanimously concluded that it is in the best interests of Stewart Enterprises and its shareholders to reject the proposal as inadequate. The Board believes that the company is accomplishing positive change with its new management team, and is committed to implementing the company’s previously disclosed long-term strategic plan, including its Best in Class, Innovation and Acquisition initiatives. Stewart’s response was communicated in a letter to SCI dated July 7, 2008.
     Chairman of the Board Frank B. Stewart, Jr., has advised Stewart Enterprises’ Board that, subsequent to the company’s July 7 response to SCI, he communicated directly to SCI’s President and Chief Executive Officer Thomas L. Ryan his view that the proposal was inadequate and that the timing was not right for discussions. He advised Mr. Ryan of his belief that currently the best course for the company and its shareholders to increase shareholder value is for the company to pursue its business plan independently under its new senior management.
     SCI disclosed the two letters in a Form 8-K filed this morning. In its Form 8-K, SCI stated, among other things, that it “intends to honor the decision of the Board of Directors of Stewart.”
     Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.